Exhibit 99.1

OPNET Reports Record Revenue and Operating Margin for Fiscal Q4 2004

•	Record revenue of $16.3 million

•	Record operating margin of 16.6%

•	Record deferred revenue of $13.7 million

•	Operating cash flow of $2.8 million

BETHESDA, MD – April 29, 2004 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for its fourth fiscal quarter ended March 31, 2004. Revenue for the quarter ended March 31, 2004 was $16.3 million compared to $12.4 million for the same quarter in the prior year. Earnings per share for the fourth quarter of fiscal 2004 was $0.10 on a diluted basis, compared to $0.05 in the same quarter of the prior year.

For the twelve months ended March 31, 2004 and 2003, revenues were $56.5 million and $46.4 million, respectively. Earnings per share for the twelve months ended March 31, 2004 was $0.28 on a diluted basis, compared to $0.14 in the comparable period ended March 31, 2003.

OPNET Chairman & CEO, Marc A. Cohen, stated, “We are extremely pleased to report an outstanding quarter and fiscal year ended 31 March 2004, and would like to commend the entire OPNET staff for superb execution in a tough economic climate. Our expansion of operating margins demonstrates the significant leverage of our business model. OPNET provides a paradigm shift in network and application management, and we plan on continuing to invest to address this large market opportunity.”

First Quarter Fiscal Year 2005 Financial Outlook

OPNET expects fiscal first quarter revenue to be between $16.5 and $16.9 million and diluted earnings to be between 9 and 10 cents per share. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

Financial Highlights for the Fourth Quarter of Fiscal Year 2004

•	Grew revenue year over year 32% to a record $16.3 million from $12.4 million in revenue for the fourth quarter of fiscal 2003. Revenue for the quarter grew sequentially 13% from $14.4 million for the third quarter of fiscal 2004.

•	Expanded operating margins sequentially from 14.8% to 16.6% in the fourth quarter of fiscal 2004 resulting in record operating income of $2.7 million.

•	Maintained a strong balance sheet with $81.5 million in cash and marketable securities at March 31, 2004.

•	Increased deferred revenues to a record $13.7 million from $12.3 million at the end of the third quarter of fiscal 2004.

The Company will hold an investor conference call on Thursday, April 29, 2004 at 5:00 pm Eastern Time to review financial results for the fourth quarter of fiscal 2004. Investors will be able to listen to the call by calling 877-407-9205 in the U.S. or 201-689-8054 for international callers, and enter password OP 404, or use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID #101223. The replay will be available from 7:00 pm Eastern Time April 29th through 11:59 pm Eastern Time May 2nd. The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about expected financial performance in future periods, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-Q, filed with the Securities & Exchange Commission. These risks include, among others, the evolving nature of our market, the length and variability of our sales cycle, and risks regarding our ability to successfully expand our sales force.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Technologies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
	(in thousands, except per share data)
Revenues:
New software licenses	$8,177	$6,354	$28,164	$22,187
Software license updates and technical support	4,245	3,297	15,152	12,667
Professional services	3,893	2,707	13,137	11,573

Total revenues	16,315	12,358	56,453	46,427

Cost of revenues:
New software licenses	217	244	831	829
Software license updates and technical support	542	427	1,730	1,710
Professional services	2,208	1,165	7,510	4,637
Amortization of acquired technology	134	127	509	504

Total cost of revenues	3,101	1,963	10,580	7,680

Gross profit	13,214	10,395	45,873	38,747

Operating expenses:
Research and development	3,590	3,334	13,040	12,909
Sales and marketing	5,402	4,745	19,446	18,245
General and administrative	1,509	1,278	5,717	4,897

Total operating expenses	10,501	9,357	38,203	36,051

Income from operations	2,713	1,038	7,670	2,696
Interest and other income, net	158	163	594	879

Income before provision for income taxes	2,871	1,201	8,264	3,575
Provision for income taxes	840	237	2,506	832

Net income	$2,031	$964	$5,758	$2,743

Basic net income per common share	$0.10	$0.05	$0.29	$0.14

Diluted net income per common share	$0.10	$0.05	$0.28	$0.14

Basic weighted average common shares outstanding	19,973	19,369	19,697	19,273

Diluted weighted average common shares outstanding	21,161	20,060	20,650	19,974

OPNET Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2004	March 31, 2003
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$41,492	$70,251
Marketable securities	40,001	—

Total cash and marketable securities	81,493	70,251
Accounts receivable, net	10,044	6,420
Unbilled accounts receivable	2,559	933
Prepaid expenses and other current assets	1,772	1,412

Total current assets	95,868	79,016
Property and equipment, net	6,410	7,008
Intangible assets, net	1,240	1,566
Goodwill	12,212	12,212
Other assets	952	839

Total assets	$116,682	$100,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$934	$215
Accrued liabilities	4,218	2,756
Deferred and accrued income taxes	173	172
Deferred revenue	12,918	9,694

Total current liabilities	18,243	12,837
Notes payable	300	300
Deferred rent	994	632
Deferred revenue	774	484

Total liabilities	20,311	14,253

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	77,808	73,600
Deferred compensation	(21)	(59)
Retained earnings	22,661	16,903
Accumulated other comprehensive (loss) income	(3)	18
Treasury stock	(4,100)	(4,100)

Total stockholders’ equity	96,371	86,388

Total liabilities and stockholders’ equity	$116,682	$100,641